                                                                     EXHIBIT 4.8






                            CENTRUM INDUSTRIES, INC.

                             STOCK OPTION AGREEMENT

     THIS AGREEMENT, dated August 26, 1997, is made by and between CENTRUM INDUSTRIES, INC., a Delaware corporation hereinafter referred to as the "Company," and GEORGE H. WELLS, who is employed as the President and Chief Executive Officer of the Company, hereinafter referred to as "Optionee".

     WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of its $.05 par value Common Stock (as defined hereunder); and

     WHEREAS, the Compensation Committee of the Company's Board of Directors (hereinafter referred to as the "Committee"), has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Option provided for herein to the Optionee as an inducement to remain in the service of the Company and/or its Subsidiaries (as defined hereunder) and as an incentive for increased efforts during such service, and has advised the Company thereof and instructed the Company to issue said Option;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

     "Board" shall mean the Board of Directors of the Company.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Common Stock" shall mean the Company's common stock, $.05 par value.

     "Company" shall mean Centrum Industries, Inc. In addition, "Company" shall mean any corporation assuming, or issuing a new stock option in substitution for, the Option, in a transaction to which Section 424(a) of the Code would apply if the Option were an "incentive stock option" within the meaning of said section. For purposes of this definition, the word "corporation" includes a limited liability company, partnership, or other form of business entity (including any separately identifiable operating division or business unit of the Company or of a Subsidiary), and the word "stock" includes ownership interests in any such limited liability company, partnership, or other form of business entity.

     "Controlling Percentage" shall mean 50 percent or more of the Company's issued and outstanding voting stock or any lesser percentage thereof (but not less than 40 percent thereof) determined by the Committee to control a sufficient number of votes to effectively control the election of two or more members of the Board.

     "Employment Agreement" shall mean the Amended and Restated Employment Agreement dated November 18, 1996, effective as of September 1, 1996, as from time to time amended, between the Company and the Optionee.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" of a share of the Company's stock as of a given date shall be: (i) the closing price of a share of the Company's stock on the principal exchange on which shares of the Company's stock are then trading, if any, on the day previous to such date, or, if shares were not traded on the day previous to such date, then on the next preceding trading day during which a sale occurred; or (ii) if such stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, (1) the last sales price (if the stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the stock on the day previous to such date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the stock, on the day previous to such date, as determined in good faith by the Committee; or (iv) if the Company's stock is not publicly traded, the fair market value established by the Committee acting in good faith.

     "Option" shall mean the option to purchase Common Stock of the Company under this Agreement.

     "Rule 16b-3" shall mean that certain Rule 16b-3 under the Exchange Act, as such rule may be amended in the future.

     "Secretary" shall mean the Assistant Secretary of the Company designated by the Board or the Committee to perform the duties of the Secretary of the Company under this Agreement.

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



     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. For purposes of this definition, the word "corporation" includes a limited liability company, partnership, or other form of business entity (including any separately identifiable operating division or business unit of the Company or of a Subsidiary), and the word "stock" includes ownership interests in any such limited liability company, partnership, or other form of business entity.

     "Termination of Employment" shall mean the time when the employee-employer relationship between the Optionee and the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, total disability or retirement, but excluding (i) any termination where there is a simultaneous reemployment by the Company or a Subsidiary or (ii) any termination where the Optionee continues a relationship (e.g., as a director or officer or as a consultant) with the Company or a Subsidiary. The Committee, subject to the provisions of the Employment Agreement but otherwise in its absolute discretion, shall determine the effect of all other matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for cause, and all questions of whether particular leaves of absence constitute Terminations of Employment.

     "Transferee" shall mean any person or entity to whom or to which the Optionee has transferred all or any part of the Option in accordance with
Section 5.2.

                                   ARTICLE II

                                GRANT OF OPTION

     SECTION 2.1 - GRANT OF OPTION. In consideration of the Optionee's agreement to remain in the employ of the Company or one or more of its Subsidiaries and for other good and valuable consideration, on the date hereof the Company irrevocably grants to the Optionee the option to purchase any part or all of an aggregate of 450,000 shares of Common Stock upon the terms and conditions set forth in this Agreement.

     SECTION 2.2 - PURCHASE PRICE. The purchase price of the shares of stock covered by the Option shall be $2.00 per share without commission or other charge, which is the Fair Market Value of the Common Stock on the date hereof.

     SECTION 2.3 - CONSIDERATION TO COMPANY. In consideration of the granting of this Option by the Company, the Optionee agrees to render faithful and efficient services to the

Company or a Subsidiary, with such duties and responsibilities of an executive nature as the Company shall from time to time prescribe, for a period of at least one year from the date this Option is granted. Nothing in this Agreement shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary under the Employment Agreement.


     SECTION 2.4 - ADJUSTMENTS IN OPTION. In the event that the outstanding shares of Common Stock subject to the Option are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, or the number of shares is increased or decreased by reason of a stock split up, stock dividend, combination of shares or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company (provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration") the Committee shall make appropriate adjustments in the number and kind of shares as to which the Option, or portions thereof then unexercised, shall be exercisable, to the end that after such event the Optionee's proportionate interest shall be maintained as before the occurrence of such event. Such adjustment in the Option shall be made without change in the total price applicable to the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and with any necessary corresponding adjustment in the Option price per share. Any such adjustment made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.

                                  ARTICLE III

                            PERIOD OF EXERCISABILITY

     SECTION 3.1 - COMMENCEMENT OF EXERCISABILITY.  (a)  Except as provided in
Section 3.4, no Option may be exercised in whole or in part before it has become vested in accordance with Section 3.1(b).

     (b) The Option shall become vested at the end of the Company's fiscal years in which the Company's (and its Subsidiaries') sales and earnings before interest and taxes (EBIT) have reached the levels shown below under the headings "Sales" and "EBIT", respectively, as to the number of shares of Common Stock subject to the Option shown below under "Vested portion".


                                               VESTED
                  SALES         EBIT           PORTION
                  ------------  -------------  --------------
                  $100 million  $6 million     150,000 shares
                  $135 million  $8.75 million  300,000 shares
                  $170 million  $12 million    450,000 shares



For purposes hereof, sales and EBIT will be determined for the Company and its Subsidiaries on a consolidated basis (regardless of whether such consolidated basis is followed for any other purpose) as disclosed in the audited, year-end financial statements of the Company and its Subsidiaries. To attain any vested portion listed above, both the related sales level and the related EBIT level must have been attained or exceeded in the same fiscal year.

     (c) The vested portion of the Option shall become exercisable in two equal installments, one of which will be exercisable commencing on the first day of the Company's fiscal year immediately following the year in which such portion became vested and the other of which will be exercisable commencing on the first day of the following fiscal year.

     (d) Except as provided in Section 3.4, no portion of the Option which is unexercisable at Termination of Employment shall thereafter become exercisable.

     SECTION 3.2 - DURATION OF EXERCISABILITY. Once the Option or any part thereof becomes exercisable pursuant to Section 3.l it shall remain exercisable until it becomes unexercisable under Section 3.3. Once the vesting requirements of Section 3.1(b) have been met, any subsequent decline in either the sales or EBIT of the Company (and its Subsidiaries) shall have no effect on the vested status of the Option or its exercisability.

     SECTION 3.3 - EXPIRATION OF OPTION. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

           (a) The expiration of ten years and one day from the date the Option was granted; or


           (b) The expiration of one year from the date of the Optionee's Termination of Employment by reason of his death, disability, retirement, or any other reason other than a discharge for cause (as hereinafter defined); or

           (c) The date of the Optionee's Termination of Employment by reason of a discharge for cause, which, for purposes hereof, refers only to a discharge for cause as defined in the Employment Agreement or, in the absence of such a definition, to a discharge on account of the Optionee's commission of an act of theft, dishonesty, embezzlement, or misappropriation of funds, or his conviction of or plea of no contest to a crime involving moral turpitude; the Optionee's act or failure to act in the course of his duties for the Company, which act or failure to act constitutes willful or wanton misconduct or gross negligence; and/or the Optionee's breach of any of his duties to the Company which breach results in significant harm to the Company; or

           (d) The expiration of such period as shall be determined by the Committee in the event the Optionee's right to exercise his Options is extended by the Committee, unless the Optionee dies within such period; or

           (e) The effective date of either the merger or consolidation of the Company with or into another corporation, or the acquisition by another corporation or person (excluding any employee benefit plan of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company) of all or substantially all of the Company's assets or of a Controlling Percentage of the Company's then outstanding voting stock, or the liquidation or dissolution of the Company, unless the Committee waives this provision in connection with such transaction. At least ten days prior to the effective date of such merger, consolidation, acquisition, liquidation or dissolution, the Committee shall give the Optionee notice of such event if the Option has then neither been fully exercised nor become unexercisable under this Section 3.3.

     SECTION 3.4 - ACCELERATION OF EXERCISABILITY. (a) In the event of a Termination of Employment resulting from the Optionee's normal retirement or total disability (each as determined by the Committee in accordance with Company policies), early retirement with the consent of the Committee or death, the Option, to the extent vested under Section 3.1(b), shall be exercisable as to all such vested shares covered hereby, notwithstanding that this Option may not have become fully exercisable under Section 3.1(c). The Committee, in the event of such a Termination of Employment, may also accelerate the vesting and exercisability of all or any portion of the Option that has not become vested under Section 3.1(b) to the extent the Committee, in its absolute discretion, determines that it would be appropriate to do so based on the circumstances of such Termination of Employment and the extent to which the Company's (and its Subsidiaries') sales and EBIT have progressed towards achieving the objectives set forth in Section 3.1(b).

     (b) In the event of the merger or consolidation of the Company with or into another corporation, or the acquisition by another corporation or person (excluding any employee benefit plan of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company) of all or substantially all of the Company's assets or of a Controlling Percentage of the Company's then outstanding voting stock, or the liquidation or dissolution of the Company, the Committee shall then provide by resolution, adopted prior to such event and incorporated in the notice referred to in
Section 3.3(e), that at some time prior to the effective date of such event this Option shall be exercisable as to all the shares covered hereby, notwithstanding that this Option may not yet have become either vested or fully exercisable under Section 3.1; provided, however, that this acceleration of vesting and exercisability shall not take place if:


           (i) This Option becomes unexercisable under Section 3.3 prior to said effective date; or

           (ii) In connection with such an event, provision is made for an assumption of this Option or a substitution therefor of a new option by an employer corporation or a parent or subsidiary of such corporation.

The Committee may make such determinations and adopt such rules and conditions as it, in its absolute discretion, deems appropriate in connection with such acceleration of exercisability, including, but not by way of limitation, provisions to ensure that any such acceleration and resulting exercise shall be conditioned upon the consummation of the contemplated corporate transaction.



                                   ARTICLE IV

                               EXERCISE OF OPTION

     SECTION 4.1 - PERSON ELIGIBLE TO EXERCISE. During the lifetime of the Optionee, only he or his Transferee, if any, may exercise the Option or any portion thereof. After the death of the Optionee, any exercisable portion of the Option may, prior to the time when such portion becomes unexercisable under
Section 3.3, be exercised by his Transferee, if any, or by his personal representative or any other person empowered to do so under the Optionee's will or under the then applicable laws of descent and distribution. All of the terms and conditions of this Option in the hands of the Optionee during his lifetime shall be and remain fully applicable and binding on his Transferee, if any, and on any other person who may become eligible to exercise this Option.

     SECTION 4.2 - PARTIAL EXERCISE. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3; provided, however, that each partial exercise shall be for not less than one hundred (100) shares and shall be for whole shares only.

     SECTION 4.3 - MANNER OF EXERCISE. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary or his office of all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.3:

           (a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion, stating that the Option or portion is thereby exercised, such notice complying with all applicable rules established by the Committee; and

           (b) (i) Full payment (in cash or by check) for the shares with respect to which such Option or portion is exercised; or

                 (ii)  With the consent of the Committee, (A)
            shares of the Company's Common Stock owned by the Optionee duly endorsed for transfer to the Company, or
            (B) subject to the timing requirements of Section 4.4, shares of the Company's Common Stock issuable to the Optionee upon exercise of the Option, with a Fair Market Value on the date of option exercise equal to the aggregate purchase price of the shares with respect to which such Option or portion is exercised; or

                 (iii) With the consent of the Committee, a full recourse promissory note bearing interest (at least such rate as shall then preclude the imputation of interest under the Code or successor provision) and payable upon such terms as may be prescribed by the Committee. The Committee may also prescribe the form of such note and the security to be given for such note. The Option may not be exercised, however, by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law; or;

                 (iv)  With the consent of the Committee, any
            combination of the consideration provided in the foregoing subparagraphs (i), (ii) and (iii); and

           (c) A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion, stating that the shares of stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act and the then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above. The Committee may, in its absolute discretion, take whatever additional actions it deems appropriate to insure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other federal or state securities laws or regulations. Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on an Option exercise does not violate the Securities Act, and may issue stop-transfer orders covering such shares. Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of this subsection (c) and the agreements herein. The written representation and agreement referred to in the first sentence of this subsection (c) shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Securities Act, and such registration is then effective in respect of such shares; and

           (d) Full payment to the Company (or other employer corporation) of all amounts which, under federal, state or local tax law, it is required to withhold upon exercise of the Option; with the consent of the Committee, (i) shares of the Company's Common Stock owned by the Optionee duly endorsed for transfer, or, (ii) subject to the timing requirements of Section 4.4, shares of the Company's Common Stock issuable to the Optionee upon exercise of the

      Option, valued at Fair Market Value as of the date of Option exercise, may be used to make all or part of such payment; and

           (e) In the event the Option or portion shall be exercised pursuant to Section 4.l by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.


     SECTION 4.4 - CERTAIN TIMING REQUIREMENTS. Shares of the Company's Common Stock issuable to the Optionee upon exercise of the Option may be used to pay all or part of the Option price and/or to satisfy the tax withholding consequences of such exercise only (i) during the period beginning on the third business day following the date of release of the quarterly or annual summary statement of sales and earnings of the Company and ending on the twelfth business day following such date or (ii) pursuant to an irrevocable written election by the Optionee to use shares of the Company's Common Stock issuable to the Optionee upon exercise of the Option to pay all or part of the Option price and/or to satisfy the withholding taxes (subject to the approval of the Committee) made at least six months prior to the payment of such Option price and/or such withholding taxes.


     SECTION 4.5 - CONDITIONS TO ISSUANCE OF STOCK CERTIFICATES. The shares of stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

           (a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed; and

           (b) The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange
      Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and

           (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

           (d) The payment to the Company (or other employer corporation) of all amounts, if any, which, under federal, state or local tax law, it is required to withhold upon exercise of the Option; and


           (e) The lapse of such reasonable period of time following the exercise of the Option as is administratively necessary for the issuance of such certificate or certificates.

     SECTION 4.6 - RIGHTS AS STOCKHOLDER. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect to any shares purchasable upon the exercise of any part of the Option unless and until certificates representing such shares shall have been issued by the Company to such holder.

                                   ARTICLE V

                                OTHER PROVISIONS


     SECTION 5.1 - ADMINISTRATION. The Committee shall have the power to administer this Agreement and all other documents relating to the Option and to adopt such reasonable and appropriate procedures therefor as are consistent herewith. All actions taken and all interpretations and determinations made by good faith mutual agreement of the Committee and the Optionee shall be final and binding upon them and upon the Company and all other interested persons.
No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement or the Option and all members of the Committee shall be fully protected by the Company in respect to any such action, determination or interpretation. The Board shall have no right to exercise any of the rights or duties of the Committee under this Agreement.



     SECTION 5.2 - LIMITS ON TRANSFER OF SHARES AND OPTION. (a) Unless otherwise approved in writing by the Committee, no shares acquired upon exercise of this Option by the Optionee while an officer of the Company (within the meaning, at any time, of Rule 16a-1(f) under the Exchange Act) may be sold, assigned, pledged, encumbered or otherwise transferred until at least six months have elapsed from (but excluding) the date that such Option was granted.


     (b) Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent:

           (i) any transfer by gift, without the receipt of any consideration, of the Option or any part thereof by the Optionee, in writing and with written notice thereof to the Committee, (1) to the Optionee's spouse; (2) to any child or more remote lineal descendant of the Optionee or to the spouse of any such child or more remote lineal descendant; or (3) to any trust, custodianship, or other similar fiduciary relationship maintained for the benefit of any one or more of such persons; or

           (ii) any transfer by will or by the applicable laws of descent and distribution.


However, any part of the Option which is in fact so transferred will not be covered by the Company's registration on Form S-8 with the Securities and Exchange Commission, as its rules and regulations are in effect on the date hereof; this sentence shall be deemed amended upon any corresponding amendment or interpretation of the Securities and Exchange Commission to or of its rules and regulations which permits an Option so transferred to be registered on a Form S-8. If the Optionee shall attempt to assign, transfer, encumber or charge the Option or any such right or interest therein in contravention of the foregoing, or should the same be subjected to attachment, execution, garnishment, sequestration or other legal, equitable or other process, it shall thereupon be forfeited by the Optionee and pass to such one or more persons as may be designated by the Committee from among the Optionee and any person or entity to whom or to which the Option may be transferred under Section 5.2(b)(i), above.

     SECTION 5.3 - SHARES TO BE RESERVED. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.


     SECTION 5.4 - NOTICES. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary, and any notice to be given to the Optionee shall be addressed to him at the address shown as his residence in the records of the Company. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to it or him. Any notice which is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the Optionee's personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.


     SECTION 5.5 - TITLES. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

     SECTION 5.6 - RULE 16B-3. The Company shall take such actions with respect to this Agreement and the Option as may be necessary to satisfy the requirements of Rule 16b-3.

     SECTION 5.7 - CONFORMITY TO SECURITIES LAWS. This Agreement is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, this Agreement shall be administered, and the Option shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement and the Option granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

     SECTION 5.8 - AMENDMENT. This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Agreement.

     SECTION 5.9 - GOVERNING LAW. The laws of the State of Ohio and, to the extent applicable, the General Corporation Law of the State of Delaware, shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

                                          CENTRUM INDUSTRIES, INC.


                                          By /s/ Timothy M. Hunter
                                             ----------------------------

/s/ George H. Wells
-----------------------------
    George H. Wells, Optionee